                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement   [ ] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))


    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             OUTLOOK GROUP CORP.
- -------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

                             OUTLOOK GROUP CORP.
- -------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
or Item 22(a)(2) of Schedule 14A.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

    (5) Total fee paid:
- --------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.
- --------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

- --------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

    (3) Filing party:

- --------------------------------------------------------------------------------

    (4) Date filed:

- --------------------------------------------------------------------------------

                             [OUTLOOK GROUP LOGO]

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS
                              ON OCTOBER 10, 1996


To the Shareholders of Outlook Group Corp.:

         The annual meeting of shareholders of Outlook Group Corp. (the "Company") will be held at the Valley Inn, 105 Walnut Street, Neenah, Wisconsin on Thursday, October 10, 1996 at 2:00 p.m. CDT, for the following purposes:

         (1)     To elect two directors for three-year terms expiring in 1999;
                 and

         (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Shareholders of record at the close of business on August 27, 1996 are entitled to vote at this meeting or any adjournment of the meeting.

                                              By Order of the Board of Directors




                                              /s/ Larry E. Driscoll

                                              Larry E. Driscoll, Secretary

September 9, 1996

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, WHETHER YOUR HOLDINGS ARE LARGE OR SMALL. IF YOU DO ATTEND THE MEETING, OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

                             [OUTLOOK GROUP LOGO]



                              OUTLOOK GROUP CORP.
                              1180 AMERICAN DRIVE
                            NEENAH, WISCONSIN 54956
                            TELEPHONE (414) 722-2333

                          * * * * * * * * * * * * * *

                                    GENERAL

         The enclosed proxy is solicited by the Board of Directors of Outlook Group Corp. (the "Company") for use at its annual meeting of shareholders on October 10, 1996. All properly executed proxies will be voted at the meeting in accordance with their terms. A proxy may be revoked at any time before it is voted, either by written notice filed with the Secretary of the Company or the acting secretary of the meeting or by oral notice to the presiding officer. The presence at the meeting of a shareholder who has filed a proxy shall not of itself constitute a revocation.

         Each shareholder of record at the close of business on August 27, 1996 will be entitled to one vote for each share registered in the shareholder's name. At that date there were 4,649,382 outstanding shares of the Company's Common Stock, $.01 par value (the "Common Stock"), the only class of stock of which shares are outstanding. A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. Abstentions and shares which are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists at the meeting. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. The voted proxies will be tabulated by the persons appointed as inspectors of election.

         Directors are elected by a plurality of the votes cast by the holders of the Company's Common Stock entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the highest number of votes are elected as directors in a particular class, up to the maximum number of directors in that class to be chosen at the meeting. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast in an election of directors. Therefore, any shares which are not voted (whether by withheld authority, broker non-vote or otherwise) have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a larger number of votes.

         The expense of printing and mailing proxy material, including forwarding expense to beneficial owners of stock held in the name of another, will be borne by the Company. No solicitation other than by mail is contemplated, except that officers or employees of the Company may solicit the return of proxies from certain shareholders by telephone.

         If you are a participant in the Employee Stock Fund of the Company's 401(k) Savings Plan (the "Savings Plan"), the shares of Company Common Stock held in your account will be voted as designated on the blue proxy card, which will be provided separately, relating to shares held through the Savings Plan. Savings Plan shares not voted by employees will be voted as directed by the persons administering the Savings Plan, as provided in the Savings Plan.

         This proxy material is being mailed to shareholders commencing on or about September 9, 1996. The Annual Report to Shareholders of the Company covering the fiscal year ended May 31, 1996, including financial statements, accompanies this proxy statement.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of Common Stock of the Company, as of August 27, 1996, by each director, nominee for director and named executive officer by all directors and executive officers of the Company as a group, and by each person known to the Company to beneficially own more than 5% of the Company's Common Stock. Except as otherwise indicated in the footnotes to the table, such persons have sole voting and investment power as to the shares reported as beneficially owned.

                       NAME AND NATURE                         NUMBER OF             PERCENT
                   OF BENEFICIAL OWNERSHIP                       SHARES             OF CLASS
                   -----------------------                       ------             --------
        Wayne G. Beattie(1)   . . . . . . . . . . . .             34,331                *
        Harold J. Bergman   . . . . . . . . . . . . .              1,000                *
        Jeffry H. Collier   . . . . . . . . . . . . .             19,479                *
        James L. Dillon   . . . . . . . . . . . . . .             64,499              1.4%
        David L. Erdmann(1)(2)  . . . . . . . . . . .            315,324              6.8%
        Richard C. Fischer  . . . . . . . . . . . . .              2,000                *
        Roger G. Hathaway(1)  . . . . . . . . . . . .             20,625                *
        Pat Richter   . . . . . . . . . . . . . . . .                150                *
        Charles E. Thompson(3)  . . . . . . . . . . .             52,168              1.1%
        A. John Wiley, Jr.(1)   . . . . . . . . . . .             80,118              1.7%
        All directors and executive officers as
          a group (12 persons)(1)(3)(4)   . . . . . .            617,067              13.2%

        Dimensional Fund Advisors, Inc.(5)  . . . . .            236,700              5.1%
        Heartland Advisors, Inc.(6)   . . . . . . . .            430,000              9.2%
        The TCW Group, Inc. and Robert Day(7)   . . .            303,900              6.5%

- -------------------

         *Less than 1%.
(1) The following persons share voting and/or dispositive power with respect to the indicated number of shares: Mr. Beattie--945; Mr. Collier--3,720; Mr. Erdmann--25,977; Mr. Hathaway--20,625; Mr.
         Wiley--1,165; all directors and executive officers as a group--52,432. See also footnote (4).
(2) The business address of Mr. Erdmann is in care of the Company, 1180 American Drive, Neenah, Wisconsin 54956.

(3) As of August 27, 1996, 86,169 shares of Common Stock were held in the Savings Plan. Employees have the right to designate the vote of shares of Common Stock allocated to their accounts. Jeffry H. Collier, Charles E. Thompson and one other Company employee are trustees of the Savings Plan and share voting power as to the shares not voted by participants or not allocated to participants' accounts. Savings
         Plan shares are not included in the table, except those allocated to named participants' accounts as of June 30, 1996 (the date of the last allocation) and 4,457 shares not yet allocated which are included with those beneficially owned by all directors and executive officers as a group.
(4) Includes the following shares issuable under currently exercisable stock options: all directors and executive officers as a group--10,000. Other outstanding stock options are not exercisable within 60 days of August 27, 1996.
(5)      According to a report on Form 13F as of June 30, 1996, Dimensional
         Fund Advisors ("Dimensional") held sole voting and dispositive power as to 161,800 shares of Common Stock, and sole dispositive power as to 74,900 shares of Common Stock at June 30, 1996. Dimensional is an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). The business address of Dimensional is 1299 Ocean Avenue, Santa Monica, California 90401.
(6) According to a report on Schedule 13G dated February 9, 1996 and a report on Form 13F as of June 30, 1996, Heartland Advisors, Inc. ("Heartland") had sole voting and dispositive power as to 430,000 shares of Common Stock as of June 30, 1996. Heartland is an investment adviser registered under the Advisers Act. The business address of Heartland is 790
         North Milwaukee Street, Milwaukee, Wisconsin 53202.
(7) According to a report on Schedule 13G dated February 12, 1996 and a report on Form 13F as of June 30, 1996, The TCW Group, Inc. ("TCW"), a holding company, and Robert Day, an individual who may be deemed to control TCW, had sole voting and dispositive power as to 303,900 shares of Common Stock as of June 30, 1996. The business address of TCW is 865 South Figuroa Street, Los Angeles, California 90017; the business address of Mr. Day is 200 Park Avenue, Suite 2200, New York, New York 10166.

         The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.


                             ELECTION OF DIRECTORS

         The Company's Articles and Bylaws provide for a Board of between seven and eleven directors, and for classification of the Board of Directors into three separate classes. With the retirements of Wayne Beattie and Roger Hathaway from the Board of Directors and Board Committees effective as of the time of the 1996 annual meeting after over 15 years of valued and valuable service by each to the Company, the Board of Directors has determined that the number of directors shall be eight for the ensuing year. At each annual meeting of shareholders, a number of directors equal to the number constituting the class whose term expires at such meeting is elected to hold office until the third succeeding annual meeting and until their successors have been elected. Thus, one class of directors (two of the eight directors) is nominated for election at the 1996 annual meeting to serve for terms expiring at the 1999 annual meeting. The remaining directors were elected by the shareholders at the 1994 and 1995 annual meetings, respectively, for terms expiring in 1997 and 1998, as shown in the following table.

         Proxies received by management will be voted FOR the election of the two nominees named unless otherwise specified. If any such nominee is unable to serve (which is not anticipated), proxies may be voted for another person designated by the Board of Directors.

                                                 Principal Occupation and                                Director
           Name and Age                            Business Experience                                    Since
           ------------                         ------------------------                                ---------
NOMINEES (FOR TERMS EXPIRING IN 1999)

Harold J. Bergman, 60 (1)(2)                    President of Riverside Paper Corp. (specialty               1994
                                                paper manufacturer and converter)

Richard C. Fischer, 57 (4)                      Investment banker with the firm Fischer &                   1995
                                                Associates since 1995; previously, an
                                                investment banker with Robert W. Baird & Co.
                                                Incorporated

CONTINUING DIRECTORS (TERMS EXPIRE IN 1997)

Jeffry H. Collier, 43 (3)                       President of the Graphics Group of the                      1993
                                                Company since 1996 and Executive Vice
                                                President of the Company since 1994;
                                                previously, Vice President

Pat Richter, 54 (2)(3)(5)                       Director of Athletics, University of                        1995
                                                Wisconsin Madison

                                                        Principal Occupation and                                   Director
             Name and Age                                 Business Experience                                       Since
             ------------                               ------------------------                                  ---------
A. John Wiley, Jr., 54 (3)                               President of Elipticon Wood Products, Inc.                  1978
                                                         (manufacturer) since 1995; previously,
                                                         salesperson for, and officer of, the Company

CONTINUING DIRECTORS (TERMS EXPIRE IN 1998)

James L. Dillon, 52 (1)(2)                               Accountant practicing with the firm Dillon,                 1978
                                                         Endries, Otto & Calmes LLC since 1995;
                                                         previously with the firm DiRenzo, Simonis &
                                                         Miller, Certified Public Accountants

David L. Erdmann, 53 (6)                                 President, Chairman of the Board and Chief                  1977
                                                         Executive Officer of the Company

Charles E. Thompson, 52 (3)                              Vice President of the Company since 1996;                   1977
                                                         previously, President of Outlook Packaging,
                                                         Inc. from 1994 to 1996, Special Projects
                                                         Coordinator of the Company from 1993 to 1994
                                                         and Executive Vice President from 1990 to
                                                         1993

- --------------------

(1) Member of the Audit Committee (along with Messrs. Beattie and Hathaway), of which Mr. Dillon is chairman. This Committee, which held one meeting during fiscal 1996, reviews the functions and findings of the Company's independent public accountants and makes recommendations to the Board of Directors with respect thereto.
(2) Member of the Compensation Committee, of which Mr. Hathaway was chairman. This Committee, which held three meetings in fiscal 1996, reviews and makes recommendations to the Board of Directors regarding overall compensation policy and salaries, bonuses and benefits to officers and other key employees and awards stock options under the Company's stock option plan.
(3) Member of the Nominating Committee, of which Mr. Thompson is chairman. This committee, which held one meeting in fiscal 1996, reviews potential candidates for, and makes recommendations to the Board of Directors regarding, additional members of the Board of Directors. Persons wishing to suggest names for consideration for nomination to the Board may forward them to the Nominating Committee, in care of the Company.
(4) Mr. Fischer was elected by the Board in 1995 to serve as a director in the class whose term expires in 1998; under the Company's bylaws, he would be required to be re-elected by shareholders at the 1996 annual meeting for the balance of the term. Because of an imbalance of the numbers of directors in each class, Mr. Fischer has instead volunteered to stand for election for the class whose term expires 1999.
(5) Mr. Richter is also a director of Anchor BanCorp Wisconsin Inc., a publicly-held savings bank holding company.
(6) Mr. Erdmann is also a director of FCB Financial Corp., a publicly-held savings bank holding company.

         The Board of Directors held seven meetings during fiscal 1996. During fiscal 1996, each director of the Company attended at least 75% of the total number of meetings of the Board and of all committees of the Board on which such director served (during the period that he served).

         Directors' Fees. Directors who are not employees of the Company receive a fee of $3,600 per year, $300 for each meeting of the Board of Directors attended and $100 ($150 in the case of the committee chairman) for each Board committee meeting attended. (Messrs. Collier, Erdmann and Thompson are currently employees of the Company.)

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning the total compensation in fiscal year 1996 and in the two prior fiscal years of (i) the Chief Executive Officer and (ii) the only other executive officer who received total annual salary and bonus in excess of $100,000 during the last fiscal year for services in all capacities to the Company and its subsidiaries.

                                                                          LONG TERM
                                        ANNUAL COMPENSATION(1)          COMPENSATION
                                        ----------------------          ------------
                                                                           AWARDS
                                                                           ------
NAME AND PRINCIPAL          FISCAL                                      OPTIONS/SARS          ALL OTHER
        POSITION             YEAR       SALARY ($)     BONUS($)(2)          #(3)          COMPENSATION($)(4)
- -----------------------     ------      ----------     -----------      ------------      ------------------
David L. Erdmann,            1996(5)    $ 244,875          -0-             10,000              $4,050
  Chairman, President        1995         247,121          -0-               -0-                3,600
  and CEO (6)                1994         182,692          -0-              5,000               1,300

Jeffry H. Collier            1996(5)     $115,938          -0-              6,000              $2,970
  Executive Vice President   1995         113,201          -0-               -0-                2,695
                             1994          98,269          -0-              3,000               1,412

- ------------------

(1) While the named individuals received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of these benefits are not shown since they did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any year.
(2) Annual bonus amounts, if any, are earned and accrued during the fiscal years indicated but paid in the following fiscal year.
(3) Represents number of shares for which options were granted under the Company's 1990 Stock Option Plan (the "Option Plan"). The options granted in fiscal 1994 were replaced as part of the fiscal 1996 grants. See "Option Grants in Last Fiscal Year" below. No SARs have been granted.
(4) Reflects the Company's contributions to the executive officer's account in the Savings Plan.
(5) There was one more bi-weekly pay period in fiscal 1996 than in fiscal 1995 and 1994.
(6) See "Compensation Committee Report on Executive Compensation" for a description of Mr. Erdmann's employment agreement.


                              STOCK OPTION TABLES

OPTIONS OUTSTANDING AT YEAR END

         The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the number and value of options outstanding at May 31, 1996. No options were exercised by such executive officers in fiscal 1996.

                                                                                               VALUE OF
                                                               NUMBER OF                  UNEXERCISED IN THE
                                                          UNEXERCISED OPTIONS               MONEY OPTIONS
                       SHARES                                AT FY END (1)                 AT FY END(1)(2)
                      ACQUIRED ON        VALUE               -------------                 ---------------
     NAME              EXERCISE        REALIZED      EXERCISABLE/UNEXERCISABLE(#)   EXERCISABLE/UNEXERCISABLE($)
- ------------------   ------------      --------      ----------------------------   ----------------------------
David L. Erdmann          -0-             -0-                  -0-/10,000                    -0-/$10,630
Jeffry H. Collier         -0-             -0-                  -0-/6,000                      -0-/$6,378

- ------------------

(1)      No SARs have been granted.
(2)      Based upon the $5.50 closing price of Company Common Stock on May 31,
         1996.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information with respect to the executive officers named in the Summary Compensation Table concerning the number and potential value of options granted during fiscal 1996.




                                       INDIVIDUAL GRANTS(1)                          POTENTIAL REALIZABLE
                      ----------------------------------------------------------    VALUE AT ASSUMED RATES
                       NUMBER OF         % OF TOTAL                              OF STOCK PRICE APPRECIATION
                       SECURITIES     OPTIONS GRANTED                 EXPIR-          FOR OPTION TERM (3)
                       UNDERLYING       TO EMPLOYEES     EXERCISE      ATION     --------------------------
NAME                  OPTIONS (#)      IN FISCAL YEAR PRICE($/SH)(2)   DATE          5%($)          10%($)
- ----                  -----------      -------------- --------------  ------     ------------    ----------
David L. Erdmann        10,000             13.7%           $ 4.437    4/17/01     $12,230         $27,130
Jeffry H. Collier        6,000              8.2%             4.437    4/17/01       7,338          16,278

- ----------------


(1)      Options granted under the Option Plan.  No SAR's have been granted.
(2) Of these options, the following numbers were originally granted on February 16, 1994, but were repriced on April 17, 1996: Mr. Erdmann, 5,000 shares and Mr. Collier, 3,000 shares. See "Report on Option Repricing" below.
(3) Assumes the stated rates of appreciation from the date of grant for the five year term of the options.


                           REPORT ON OPTION REPRICING

TEN-YEAR OPTION REPRICINGS

         The following table sets forth certain information with respect to the "repricing" of options held by executive officers of the Company since the Company became a reporting company.

                                       NUMBER OF         MARKET PRICE
                                       SECURITIES        OF STOCK AT       EXERCISE PRICE                 LENGTH OF
                                       UNDERLYING        TIME OF           AT TIME OF                     ORIGINAL OPTION
                                       OPTIONS/SARS      REPRICING OR      REPRICING OR     NEW           TERM REMAINING AT
                                       REPRICED OR       AMENDMENT         AMENDMENT        EXERCISE      DATE OF REPRICING
 NAME                        DATE      AMENDED (#)          ($)               ($)           PRICE ($)     OR AMENDMENT
 ----                        ----      -----------       ---------         ---------        ---------     ---------
 Jeffry H. Collier           4/17/96        3,000        $4.437            $11.375          $4.437        Ten months

 David L. Erdmann            4/17/96        5,000         4.437             11.375           4.437        Ten months

 Suzanne M. McAloon(1)       4/17/96        2,000         4.437             11.375           4.437        Ten months

 Charles E. Thompson         4/17/96        2,000         4.437             11.375           4.437        Ten months

- ------------------
(1)      Ms. McAloon was a Vice President during fiscal 1996.

COMMITTEE REPORT

         On April 17, 1996, Messrs. Collier, Erdmann, and Thompson and Ms. McAloon were granted the following options with an exercise price of $4.437 under the Option Plan: Mr. Collier, 6,000 shares; Mr. Erdmann, 10,000 shares; Ms. McAloon, 3,000 shares; and Mr. Thompson, 3,000 shares. In exchange for such grant, each executive officer surrendered the number of options with an exercise price of $11.375 listed above which had been granted on February 16, 1994. These actions were part of a grant of option for 77,500 shares of Common Stock to officers and employees of the Company in connection with which outstanding options for 38,500 shares were replaced and cancelled.

         The Committee determined to take these actions because it wished to assure the incentive which was intended to be provided by options under the Option Plan. It had determined to grant new options in April 1996, whether or not existing options were withdrawn. In view of the short period remaining under the outstanding options, and the then-current market price, the Committee believed that the outstanding options no longer provided the incentive for which they were intended under the Option Plan. Therefore, the Committee determined that it would grant new options to preserve those incentives, but would condition those new options upon termination of the old options. That termination was to avoid yet higher potential compensation in the event of a significant increase in the Company's stock price.

         Members of Compensation Committee:

                 Roger G. Hathaway, Chairman                James L. Dillon
                 Harold J. Bergman                          Pat Richter


                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

         The general compensation policies of the Company and its subsidiaries are set by the Compensation Committee of the Board of Directors. During fiscal 1995 and 1996, this Committee was composed of four independent non-employee directors. Compensation decisions with respect to the Company's President/Chief Executive Officer are made primarily by the Compensation Committee; compensation decisions as to all other officers of the Company, including its subsidiaries, are recommended by the Chief Executive Officer and then approved by the Committee. All compensation programs, such as the Savings Plan and the Option Plan, are either originated or approved by the Committee.

         It is the policy of the Company to fairly compensate individuals for their contributions to the Company's business, being mindful of the ability of the Company to fund such compensation plans or programs and the need to provide fair value to the Company's shareholders. To be effective in attracting and retaining competent individuals, compensation packages must balance short-term and long-term considerations, as well as provide incentives to individuals based upon the performance of the Company and be competitive with other companies. In recent years, the objective of fairly compensating executive officers has been evaluated in the context of the rapid growth and diversification of the Company. In view of these changes, the Compensation Committee has tended to review historical performance, rather than to set compensation on a prospective basis.

         The Compensation Committee reviews numerous factors in determining the compensation of the Chief Executive Officer. In particular, the Committee evaluates the growth and earnings performance of the Company, the added complexity of the Company itself resulting from diversification and addition of new services, and other more subjective factors relating to the Chief Executive Officer's performance deemed relevant by the Committee. In addition, the Chief Executive Officer's financial package is structured so that, as described below, bonuses are substantially dependent upon Company performance.
Additional incentive in the form of stock options is available.

         Beginning in fiscal 1995, the Committee determined that it would be in the Company's best interest to employ Mr. Erdmann pursuant to an employment agreement. The agreement is for a term of three years. Under the agreement, Mr. Erdmann received a base salary in fiscal 1995 of $250,000. (The basis for the determination of the fiscal 1995 salary level is set forth in the following paragraph.) The employment agreement provides for annual review by the Committee of both salary and incentive provisions. Because of the slow growth in sales, and reduced level of earnings, in fiscal 1995, originally no changes in the Chief Executive Officer's salary or incentive provisions were made for fiscal 1996. This decision reflected a consensus among Committee members, as well as Mr. Erdmann. In reaching this decision, the Committee continued to be mindful of the dedication, diligence and ongoing strong personal performance of the Chief Executive Officer, as well as the continuing challenges faced by him in implementing the Company's diversification strategy. The Committee also considered that the Chief Executive Officer's bonus and option arrangements (described below) provide components of compensation directly tied to two aspects of corporate performance. In February 1996, in view of the Company's losses to date during fiscal 1996, Mr. Erdmann and the Committee mutually agreed upon a reduction of Mr. Erdmann's base salary to an annual rate of $200,000, effective immediately.

         In originally determining fiscal 1995 compensation, the Committee had noted continuation of the trend of growth in sales (fiscal 1994 sales of $112.7 million as compared to fiscal 1993 sales of $88.1 million and fiscal 1992 sales of $64.3 million) as the Company pursued its growth and diversification goals. Also, at that time fiscal 1995 sales were expected to grow further as diversification continued. At the time of review, other negotiations relating to the Company's continuing diversification were ongoing, and the Chief Executive Officer was actively pursuing the strategy of further diversification and reduction of reliance on the collectible card business. The Committee also reviewed the 1994 Officer Compensation Report Executive Summary published by Aspen Publishers for small to medium-sized publicly traded companies. That report showed average chief executive officer compensation for non-durable manufacturing companies of $342,000; companies with sales of $40-60 million paid their chief executive officers an average of $289,000. With the growth, diversity and challenges that face the Company, and the efforts demonstrated by Mr. Erdmann in leading the Company through recent acquisitions, the Committee believed that the agreement, and compensation which it provides, were appropriate. The Committee also had previously considered the May 1993 Inc. magazine compensation survey for chief executive officers. The 100 companies surveyed had average sales of $74 million, with average chief executive officer compensation of $268,000. (The Committee did not review compensation at the other companies in the "peer index" referred to in the performance graph below.)

         Mr. Erdmann is also entitled to receive an annual incentive payment provided the Company's results of operations show a profit before taxes of at least 5% of the Company's net sales. The Committee believed that such a bonus arrangement would provide an additional tangible incentive to the Chief Executive Officer to maximize earnings. The amount, if any, of the incentive payment would be discretionary, determined by the Compensation Committee in view of its perception of the goals achieved by the Chief Executive Officer during the year together with the conditions under which the Company operated during the fiscal year. Since the Company did not achieve the required profit level, Mr. Erdmann was not paid a bonus for fiscal 1996.

         The employment agreement also imposes certain non-competition and confidentiality obligations on Mr. Erdmann. In the event the employment agreement is terminated by the Company other than for cause (as defined in the agreement), Mr. Erdmann would be entitled to receive his salary for the 40-week period following the termination date.

         The Company has also established the Option Plan as an additional incentive to its officers and key employees, including the Chief Executive Officer. The Committee believes that such a plan provides participants with an incentive, extending beyond the current fiscal year, to increase the overall value of the Company, by providing them with a greater stake in the increasing value of the Company's Common Stock on a longer-term basis. The Option Plan is designed to complement the incentive provided by the annual cash bonus. The Committee granted additional options in April 1996. The Committee determined to grant Mr. Erdmann options for 10,000 shares, which was twice the number of his previous grant in fiscal 1994 (no options having been granted in fiscal
1995), but conditioned the grant on the surrender of previously outstanding options. See "Executive Compensation--Report on Option Repricing" above.

         The factors considered to determine compensation of the other executive officers in 1996 were essentially the same as those considered with respect to the Chief Executive Officer. (In view of the Company's performance, Mr. Collier also agreed to a salary reduction, of $15,000 per year, in February 1996.) Bonuses for other executive officers are dependent upon the level of the Company's pre-tax earnings; the management incentive plan for those other executive officers (the "Management Plan") provides for the payment of annual incentives to key Company employees, including all executive officers other than the Chief Executive Officer if the Company's unconsolidated pre-tax earnings (after any funding for general employee incentive bonus plans is subtracted) exceeds 5.5% of the Company's unconsolidated net sales. Because the targets were not met in fiscal 1996, no bonuses were paid. Individual awards to participants under the Management Plan would be recommended by the Chief Executive Officer based upon individual and team contributions, accomplishment of any pre-established goals and such other factors as the Chief Executive Officer may consider appropriate. The Committee believes that the Management Plan establishes objective criteria for determining whether management bonuses are appropriate yet provides flexibility in allowing the Chief Executive Officer to recommend particular designations of awards based upon the factors set forth in the Management Plan. Option grants under the Option Plan are discretionary with the Committee, and the Committee took similar action with respect to other executive officers' options as it did with Mr. Erdmann's. See above.

         The Committee believes it is highly unlikely that the compensation of any executive officer will exceed $1 million in any fiscal year, and therefore has not taken any action with respect to the provisions of Section 162 of the Internal Revenue Code which limit the deductibility of compensation to certain executives of over $1 million in any fiscal year. However, the Committee believes that any compensation income pursuant to the Option Plan would not be subject to that limitation under applicable "grandfathering" provisions.

         Members of the Compensation Committee:

         Roger G. Hathaway, Chairman               James L. Dillon
         Harold J. Bergman                         Pat Richter

                               PERFORMANCE GRAPH

         The following graph compares the cumulative total return on Company Common Stock with the NASDAQ Stock Market Index for U.S. Companies and an index of "peer" commercial printing companies created by the Company. The "peer" index reflects the performance, weighted by period beginning market capitalization, of the common stocks of the following companies: Graphic Industries, Inc.; Paxar Corporation; Sealright Company, Inc.; Shorewood Packaging Corporation; and Uniflex, Inc. These companies, together with the Company, were originally chosen because they were identified in the 1993 Keeley Report, a third party report of corporate development activities and strategies in the printing industry, as publicly traded "commercial" printing companies and whose shares currently trade on NASDAQ or a stock exchange. The Company chose this industry group because it includes companies in two of the Company's three most significant service lines (specialty printing and converting and packaging). The Company is unaware of comparable companies which combine those services with food products production and packaging.

         The values on the graph show the relative performance of an investment of $100 made on May 31, 1991, in Company Common Stock and each of the indices. In the case of the NASDAQ and "peer" indices, the values reflect reinvestment of dividends.

        COMPARISON OF CUMULATIVE TOTAL RETURN FISCAL YEARS ENDED MAY 31

      MEASUREMENT PERIOD                           NASDAQ US
    (FISCAL YEAR COVERED)        OUTLOOK GROUP      STOCKS        PEER GROUP
1991                                       100             100             100
1992                                       154             117             109
1993                                       102             141             116
1994                                        98             149             137
1995                                        75             177             142
1996                                        46             257             149

                              CERTAIN TRANSACTIONS

         It is the policy of the Company that all material transactions between the Company, its officers, directors or principal shareholders, or affiliates of any of them, shall be on terms no less favorable to the Company than those which could have been obtained if the transaction had been with unaffiliated third parties on an arms-length basis, and such transactions will be approved by a majority of the members of the Audit Committee of the Board of Directors, or a majority of the directors who are independent and not financially interested in the transaction.

         Effective July 14, 1995, the Company sold certain assets of its Outlook Publishing division to Willow Creek Press, LLC ("Willow Creek"), of which Mr. Thompson (a director and executive officer of the Company) is a 50% owner. The assets, which were related to businesses purchased in 1994 by the Company for an aggregate of $313,000, and which had a book value of $765,000 at the time of sale, were sold for an aggregate price of $1.1 million, payable $100,000 at closing and $1.0 million in periodic payments, with interest at 1/2% over the prime rate, from October 1, 1996 through July 1, 1999. On May 31, 1996, to facilitate Willow Creek obtaining a new third party line of credit, the $1.0 million payment obligation was replaced by a new promissory note, also in the principal amount of $1.0 million, which provides for interest at 1% over the prime rate, with quarterly payments (in varying amounts stated in the note) due from February 28, 1997 through May 31, 2000; interest on outstanding principal amounts is due monthly. Willow Creek also assumed certain specific liabilities of the Company. In addition, the Company agreed to provide Willow Creek a revolving line of credit of up to $750,000, or a formula amount depending upon Willow Creek inventory, accounts receivable and loss, whichever is greater, until July 14, 1996. The line of credit bore interest at 1% above prime. (The revolving line of credit has been paid in full and terminated; on June 3, 1996, the balance was $656,633.) The borrowings are secured by Willow Creek inventory and accounts receivable. Willow Creek also entered into a service agreement with the Company whereby the Company would provide printing, mailing and other services for four years, with a gross value of not less than $500,000, on specific terms to be negotiated by the parties; in June 1996, the Company agreed to terminate the service agreement without further obligation.

         The Outlook Publishing transaction resulted from the Company's determination that publishing did not fit within its long term strategy. The arrangements were negotiated on an arms length basis between Willow Creek and the Company, with Mr. Thompson not actively participating on behalf of either party. The transaction was unanimously approved by the Company's Board of Directors, with Mr. Thompson abstaining.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders (collectively, "insiders") are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         All publicly-held companies are required to disclose the names of any persons who fail to make any such filing on a timely basis and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to the Company, or written representations that no such forms were required. On that basis, the Company believes that during fiscal 1996 the Company's insiders have complied with all Section 16(a) filing requirements applicable to them.

                                    AUDITORS

         During fiscal 1996, the Board of Directors, upon the recommendation of the Audit Committee, appointed the firm of Coopers & Lybrand L.L.P. as independent public accountants to audit the books and accounts of the Company for fiscal 1996. Coopers & Lybrand L.L.P. has acted as the Company's independent public accountants since fiscal 1993. The Board of Directors expects to appoint the firm of Coopers & Lybrand L.L.P. to audit the books and accounts of the Company for fiscal 1997. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.


                             SHAREHOLDER PROPOSALS

         Shareholder proposals must be received by the Company no later than May 9, 1997 in order to be considered for inclusion in next year's annual meeting proxy material.


                                 OTHER MATTERS

         Although the Board of Directors is not aware of any other matters which may come before the meeting, if any such matter should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

                                              By Order of the Board of Directors



                                              /S/ Larry E. Driscoll

                                              Larry E. Driscoll, Secretary

September 9, 1996

         A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED MAY 31, 1996, WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK, AS OF THE RECORD DATE FOR THE ANNUAL MEETING, UPON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO: CHIEF FINANCIAL OFFICER, OUTLOOK GROUP CORP., 1180 AMERICAN DRIVE, NEENAH, WISCONSIN 54956.

         1996 ANNUAL MEETING OF SHAREHOLDERS OF OUTLOOK GROUP CORP.
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints David L. Erdmann, Jeffry H. Collier and Roger G. Hathaway, and each of them, proxies, each with full power of substitution, to represent and to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Outlook Group Corp. to be held at the Valley Inn, 105 Walnut Street, Neenah, Wisconsin, on Thursday, October 10, 1996, at 2:00 p.m. CDT, and at any adjournment thereof, hereby revoking any and all proxies heretofore given:

1.       ELECTION OF DIRECTORS

         [ ]     FOR all nominees listed below                      [ ]      WITHHOLD AUTHORITY
                 (except as marked                                           to vote for all
                 to the contrary below)                                      nominees listed below

     Harold J. Bergman and Richard C. Fischer (for terms expiring in 1999)

              (INSTRUCTION:  To Withhold authority to vote for any
                    individual nominee, print that nominee's
                       name on the line provided below).


                    _______________________________________

2. In their discretion on such other matters as may properly come before the meeting or any adjournment thereof;

all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which are hereby acknowledged.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the persons named in Proposal 1.


                                          ______________________________
                                          Signature of shareholder


Dated: _________________, 1996            ______________________________
                                          Signature of shareholder

                                          Please sign exactly as name appears
                                          hereon.  If stock is owned by more
                                          than one person, all owners should
                                          sign.  Persons signing as executors,
                                          administrators, administrators
                                          trustees or in similar capacities
                                          should so indicate.  If a corporation,
                                          please sign in full corporate name by
                                          the president or other authorized
                                          officer.  If a partnership, please
                                          sign in partnership name by authorized
                                          person.

                                          [ ]      Please check box if you
                                                   plan to attend in person.


 Please mark, sign, date and return the proxy card promptly using the enclosed envelope